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                                                                     Exhibit 2.1

                       SALE OF SHARES AND CLAIMS AGREEMENT

                                     between

                               GEMINI HOLDINGS PLC

                                       and

                              THE MINORITY VENDORS

                                       and

                                   THE HOLDERS

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                                                                           2(12)


                                TABLE OF CONTENTS

1   PARTIES ...............................................................  3

2   PREAMBLE ..............................................................  3

3   DEFINITIONS AND INTERPRETATIONS .......................................  3

4   SALE AND PURCHASE OF THE MINORITY SHARES AND THE MINORITY CLAIMS ......  5

5   PURCHASE PRICE ........................................................  6

6   CLOSING ...............................................................  6

7   WAIVER ................................................................  6

8   REPRESENTATIONS AND WARRANTIES OF THE MINORITY VENDORS ................  6

9   INDEMNIFICATION .......................................................  7

10  FURTHER ASURANCE ......................................................  8

11  CONFIDENTIALITY; ANNOUNCEMENTS ........................................  8

12  ASSIGNMENT ............................................................  9

13  NOTICES ............................................................... 10

14  AMENDMENTS ............................................................ 11

15  HEADINGS .............................................................. 11

16  ANNULMENT OF PROVISIONS ............................................... 11

17  MISCELLANEOUS ......................................................... 11

18  CONDITIONS PRECEDENT .................................................. 11

19  GOVERNING LAW AND ARBITRATION PROCEDURES .............................. 12

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                       SALE OF SHARES AND CLAIMS AGREEMENT

1       PARTIES

1.1 Gemini Holdings Plc, registered in England with number 3377251, whose registered office is at 162, Science Park, Milton Road, Cambridge CB4 OGH, United Kingdom, hereinafter referred to as the "Purchaser".

1.2 The persons and entities listed in Appendix 1 hereto, hereinafter collectively referred to as the "Minority Vendors".

1.3 The persons and entities listed in Appendix 2 hereto but not being Minority Vendors.

2       PREAMBLE

2.1 The Majority Vendors and the Minority Vendors are the owners of all of the Shares in and have the benefit of all of the Claims against Eurona Medical AB, co. reg no 556512-6298, a company incorporated under the laws of Sweden (hereinafter referred to as the "Company"), having a registered share capital of SEK 1,045,232 divided into 1,045,232 shares with a nominal value of SEK 1 each.

2.2 The Purchaser has agreed to purchase and the Minority Vendors have agreed to sell the Minority Shares and the Minority Claims on the terms and conditions set out in this Agreement.

3       DEFINITIONS AND INTERPRETATIONS

3.1 In this Agreement (including the Appendices hereto) the following terms and expressions shall have the meanings set out below

        "Agreement"                         means this Sale of Shares and
                                            Claims Agreement, together with
                                            all Appendices hereto;

        "Appendix; Appendices"              means the Appendices to this
                                            Agreement;

        "Claims" means all claims which any of the Minority Vendors may have against the Company on the Closing Date or
                                            at a later date arising out of
                                            circumstances present on the Closing
                                            Date, founded on any (i) zero coupon
                                            loan notes; (ii) staff options
                                            (sw: "personaloptioner"); (iii)
                                            warrants and rights to subscribe
                                            for shares in 8 June, 1999 new
                                            issue; and (iv)
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                                                                           4(12)


                                            rights to subscribe for new shares
                                            in accordance with commitments
                                            from certain Majority Vendors;

        "Closing"                           means the consummation and
                                            completion of the sale of the Shares
                                            and of the benefit of the Claims at
                                            the Closing Date in accordance with
                                            the provisions of clause 5 below;

        "Closing Date"                      means 17 December, 1999;

        "Gemini Shareholders Agreement"     means the Shareholders Agreement
                                            relating to Phenomix PLC entered
                                            into between GeneLink Holdings
                                            Limited and others, on the one
                                            side, and Phenomix PLC on the
                                            other side, on December 5, 1997.

        "Holders"                           means the persons and entities set
                                            out in Appendix 2;

        "Majority Claims"                   means the Claims held by the
                                            Majority Vendors as set out
                                            opposite the names listed in
                                            Appendix 3;

        "Majority Shares"                   means the Shares held by the
                                            Majority Vendors as set out
                                            opposite the names listed in
                                            Appendix 3;

        "Majority Vendors"                  means the persons and entities set
                                            out in Appendix 3;

        "Minority Claims"                   means the Claims held by the
                                            Minority Vendors as set out
                                            opposite the names listed in
                                            Appendix 1;

        "Minority Shares"                   means the Shares held by the
                                            Minority Vendors as set out
                                            opposite the names listed in
                                            Appendix 1;

        "Minority Vendors"                  means the persons and entities set
                                            out in Appendix 1;

        "Promises"                          means the promises by the Company
                                            to issue zero coupon loan notes as
                                            set out opposite the names in
                                            Appendix 2;

        "Purchase Price"                    means the price set out in clause
                                            5 below;

        "Shares"                            means 1,045,232 shares in the
                                            Company
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                                                                           5(12)


                                            each with a nominal value of SEK 1;

        "Warranties"                        means the warranties and
                                            representations set out in clause
                                            8 below;

        "Value I"                           means (i) the quoted price [trading
                                            bid price] (SW: KOPKURS) of each
                                            Minority Vendor's Gemini Shares at
                                            the date occurring two (2) trading
                                            days after a claim for
                                            indemnification is made in
                                            accordance with clause 9; or (ii)
                                            if a Minority Vendor has disposed of
                                            his Gemini Shares before a claim is
                                            made, the purchase price; or (iii)
                                            if the Minority Vendor has partially
                                            disposed of his Gemini Shares before
                                            a claim is made, the aggregate of
                                            (i) and (ii);

        "Value II"                          means the purchase price actually
                                            received by each Minority Vendor
                                            for his Gemini Shares at a sale
                                            made in accordance with the
                                            Gemini Shareholders Agreement and
                                            the Purchasers articles of
                                            association;

        "Vendors"                           means the Majority Vendors and
                                            the Minority Vendors collectively

4       SALE AND PURCHASE OF THE MINORITY SHARES AND THE MINORITY CLAIMS

4.1 Subject to the terms of this Agreement, each of the Minority Vendors agree to sell to the Purchaser the number of the Minority Shares and the benefit of the Minority Claims as set out opposite each Minority Vendor's name in Appendix 1 on the Closing Date and the Purchaser agrees to purchase the Minority Shares and the benefit of the Minority Claims on the same date.

4.2 The Minority Shares and the benefit of the Minority Claims shall be sold free from liens and encumbrances and together with all benefits and rights attaching thereto.

4.3 The Purchaser shall not be obliged to complete the purchase of any of the Shares or the benefit of any of the Claims unless the purchase of all of the Shares and of the benefit of all of the Claims is completed simultaneously.

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                                                                           6(12)


5       PURCHASE PRICE

5.1 The Purchase Price for the Minority Shares and the benefit of the Minority Claims shall be satisfied by the issue by the Purchaser of the aggregate number of C Preferred Ordinary Shares of GBP 1 (one) each in the Purchaser ("the Gemini Shares") set out in Appendix 1, which shall be delivered to the Minority Vendors in the proportions set out opposite their respective names In Appendix 1.

5.2 Sub-clause 5.1 shall not apply with respect to Ap-fonden, sjatte fondstyrelsen which shall receive a cash consideration in the amount of SEK one hundred and sixty five thousand (165,000) as full compensation for the transfer of its Minority Shares and Minority claims.

6       CLOSING

        Closing shall, unless otherwise agreed in writing between the parties, take place immediately upon the execution of this Agreement on the Closing Date at the offices of CMS Tisell Advokatfirma AB.

        At the Closing each Minority Vendor shall in exchange for the number of Gemini Shares set out opposite his name in Appendix 1, deliver to the Purchaser the share certificates representing his respective number of the Minority Shares and any instrument pertaining to the Minority Claims, all of which shall be duly endorsed.

7       WAIVER

        At the Closing each Holder of Promises unconditionally and irrevocably waive his entire rights related to the Promises. The waiver is prevailing against each and everybody and can therefore also be asserted by the Company.

8       REPRESENTATIONS AND WARRANTIES OF THE MINORITY VENDORS

        Except for the Warranties, the Minority Shares and Minority Claims are sold on an "as is" basis.

        The Minority Vendors represent, warrant and agree, as of the Closing Date that the following statements in this clause 8 are true and correct in all respects.

8.1     Capacity

        Each Minority Vendor has obtained all necessary corporate and other

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                                                                           7(12)


        consents and approvals in relation to the performance of this Agreement and, accordingly, has full power to enter into and perform this Agreement, which constitutes (or will when executed constitute) binding obligations on each Minority Vendor in accordance with its terms.

8.2     Ownership of Stock

        Each Minority Vendor is the owner of record of the number of Shares as listed opposite his name in Appendix 1 hereto, free and clear of all liens, encumbrances, restrictions and claims of any kind; each Minority Vendor has full legal right, power and authority to enter into this Agreement and to sell, assign, transfer and convey the Shares so owned by him pursuant to this Agreement.

8.3     Claims

        Each Minority Vendor is the holder of the Claims listed opposite his name in Appendix 1 hereto, free and clear of all liens, encumbrances and claims of any kind; each respective Minority Vendor has full legal right, power and authority to enter into this Agreement and to sell, assign, transfer, waive and convey the Claims so held by him pursuant to this Agreement; each Minority Vendor has no further Claims than the ones listed in Appendix 1.

9       INDEMNIFICATION

9.1 In the event of a deviation from and/or a breach of any of the Warranties, the Minority Vendors shall severally and not jointly pay to the Purchaser, on a pro rata basis to each Minority Vendor's consideration in accordance with clause 5, the aggregate of:

9.1.1 an amount equal to any loss or liability suffered or incurred by the Purchaser and/or the Company as a result of any Warranty being breached or untrue or misleading; and

9.1.2 all costs, expenses and disbursements incurred by the Purchaser and/or the Company as a result of any Warranty being breached or untrue or misleading.

9.2 An indemnity to be paid pursuant to sub-clause 9.1 hereof shall be payable from the first SEK.

9.2.1 The indemnity to be paid by each Minority Vendor (exclusive of any legal fees or court costs) shall not exceed the lower sum of

        (i)     * SEK distributed between each of the

                Confidential Treatment Requested and the Redacted
                Material has been separately filed with the Commission
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                                                                           8(12)


                Minority Vendors on a pro rata basis to each Minority Vendor's consideration in accordance with clause 5; or

        (ii) if the Purchaser is quoted on a stock exchange when a claim is made: Value I; or

        (iii) if the Purchaser is not quoted on a stock exchange when a claim is made: Value II.

        For avoidance of doubt it should be clarified that each Minority Vendor's indemnity shall be limited to each Minority Vendor's portion of the consideration in accordance with clause 5.

9.3 No claim may be brought by the Purchaser against the Minority Vendors unless notice in writing of any such claim, accompanied by reasonable particulars thereof specifying the nature of the breach giving rise to the claim and, so far as practicable, the amount claimed in respect thereof, has been given to the Minority Vendors not later than twelve
        (12) months after the Closing Date. The Purchaser is under no obligation to bring claims under the Warranties against the Minority Vendors at any time before the expiry of the twelve month period.

9.4 A breach of this Agreement which is capable of remedy shall not entitle the Purchaser to compensation unless the Minority Vendor in breach is given written notice of such breach and such breach is not fully remedied within sixty (60) days after the date on which such notice is served on the Minority Vendors.

10      FURTHER ASSURANCE

        The Minority Vendors shall, from time to time on being required to do so by the Purchaser, promptly and at the cost and expense of the Minority Vendors do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form satisfactory to the Purchaser as the Purchaser may reasonably consider necessary for giving full effect to this Agreement (or to such parts of it as remain operative after termination) and securing to the Purchaser the full benefit of the rights, powers and remedies conferred upon the Purchaser in this Agreement.

11      CONFIDENTIALITY; ANNOUNCEMENTS

11.1 The Minority Vendors severally undertake with the Purchaser, and the Purchaser undertakes with the Minority Vendors, to keep confidential (except as expressly provided in this Agreement) at all times after the date of this Agreement, and not directly or indirectly reveal, disclose or use for his or its own or any other purposes, any confidential information received
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                                                                           9(12)


        or obtained as a result of entering into or performing, or supplied by or on behalf of a party in the negotiations leading to, this Agreement and which relates to:

11.1.1  the negotiations relating to this Agreement;

11.1.2  the subject matter and/or provisions of this Agreement; or

11.1.3 (in the Minority Vendors' case) the Purchaser or (in the Purchaser's case) the Minority Vendors.

11.2    The Prohibition in sub-clause 11.1 does not apply if:

11.2.1 the information was in the public domain before it was furnished to the relevant party or, after it was furnished to that party, entered the public domain otherwise than as a result of (i) a breach by that party of this clause or (ii) a breach of a confidentiality obligation by the discloser, where the breach was known to that party; or

11.2.2 disclosure is necessary in order to comply with applicable legislation, regulatory requirements or to obtain tax or other clearances or consents from any relevant taxation authority; or

        provided that any such information disclosable pursuant to sub-clause
        11.2.2 shall be disclosed (unless such consultation as prohibited by applicable law or regulatory requirements) only after consultation with the Purchaser or the Minority Vendors (as the case may be).

11.3 No party shall make any press release or other public announcement in connection with any of the transactions contemplated by this Agreement except:

11.3.1 an announcement in the agreed form or in any other form agreed by the Purchaser and the Majority Vendors; or

11.3.2 any announcement required by any applicable law or regulatory requirements to which the party is subject (including the London Stock Exchange Limited).

12      ASSIGNMENT

12.1 The Purchaser is permitted to assign the benefit of, and any of its rights under, this Agreement without restrictions.
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                                                                          10(12)


12.2 None of the Minority Vendors may assign, transfer, charge or deal in any way with the benefit of, or any of their respective rights under or interest in, this Agreement except in accordance with a prior written waiver given by the Purchaser.

13      NOTICES

13.1 Any communication to be given in connection with the matters contemplated by this Agreement shall be in writing and shall either be delivered by hand or sent by registered mail (Sw: "rekommenderat brev") or facsimile transmission. Delivery by courier shall be regarded as delivery by hand. Such communication shall be sent to the address or the facsimile number of the relevant party set our below or to such other address or facsimile number as may previously have been communicated to the sending party in accordance with this clause.

        Minority Vendors            Purchaser

        To the addresses set        To the company secretary of the Purchaser
        out in Appendix 4           162, Science Park, Milton Road,
                                    Cambridge CB4 OGH, United Kingdom

                                    FAX: +44 1223 435301

13.2    A communication shall be deemed to have been served:

13.2.1 if delivered by hand at the address referred to above at the time of delivery;

13.2.2 if sent by registered mail to the address referred to in that sub-clause, at the expiration of two days after the time of posting; and

13.2.3 if sent by facsimile to the number referred to in that sub-clause, at the time of completion of transmission by the sender.

13.3 In proving service of the communication, it shall be sufficient to show that delivery by hand was made or that the envelope containing the communication was properly addressed and posted as a registered mail or that the facsimile was dispatched and a confirmatory transmission report received.

13.4 A Party may notify the other Parties of a change to its name, address or facsimile number for the purposes of sub-clause 13.1 provided that such notification shall only be effective on the date specified in the notification as the date on which the change is to take place or if no date is specified or the date specified is less than five days after the date on which notice is deemed to have been served, the date falling five days after notice of any
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        such change is deemed to have been given.

14      AMENDMENTS

        Amendments to this Agreement must be in writing and signed by the Parties to be binding.

15      HEADINGS

        The division of the Agreement into different sections and the inclusion of headings will not affect the interpretation of this Agreement.

16      ANNULMENT OF PROVISIONS

        If any provision in this Agreement or part thereof is declared null and void, the Agreement as a whole will not be annulled as long as the Agreement remains significant without the annulled provision or part. If an annulment significantly affects one party's benefits from or performance based on this Agreement, a party that considers itself disadvantaged is entitled to initiate negotiations with the other parties with the aim of restoring the balance of the Agreement through reasonable modification of other provisions in the Agreement.

17      MISCELLANEOUS

        By the signing of this Agreement each Minority Vendor, except
        Ap-fonden sjatte fondstyrelsen, confirms his adherence to the Gemini Shareholders Agreement and that they shall vote in any meeting of the Purchaser's shareholders in accordance with the majority of the current shareholders in the Purchaser. Furthermore, each Minority Vendor confirms that any shareholders agreement relating to the shareholding in the Company entered into by them is immediately terminated without pertaining rights for any of the parties thereto.

18      CONDITIONS PRECEDENT

        This Agreement is conditional upon

        (i) each Minority Vendor fulfilling his obligations according to clause 6; and

        (ii) the purchase by the Purchaser of the Majority Shares and all the benefits of the Majority Claims is completed on the Closing Date.

        If any of these conditions is not satisfied, the Purchaser is entitled to cancel this Agreement in relation to all of the Minority Vendors, without any


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                                                                          12(12)


        liability of any kind for the Purchaser.

19      GOVERNING LAW AND ARBITRATION PROCEDURES

19.1    This Agreement as governed by the substantive laws of Sweden.

19.2 Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by the competent Swedish courts, Uppsala tingsratt (Uppsala District Court) being the court of first instance.

                        ---------------------------------

The parties have executed this Agreement with Appendices 1-3 as of this date in three (3) original copies, of which each of the Purchaser, Gunnar Mattsson and Eugene Steiner have taken one each.

                           Stockholm 17 December, 1999

GEMINI HOLDINGS PLC


/s/ [ILLEGIBLE]                         /s/ Gunnar Mattsson
-----------------------------           ----------------------------------------
                                        Gunnar Mattsson for and on behalf of all
                                        the Minority Vendors and Holders except
                                        the ones listed below


                                        /s/ Eugene Steiner
                                        ----------------------------------------
                                        Eugene Steiner for and on behalf of
                                        Visionolis AB, Malmsten Invest AB,
                                        Forsakringsbranschens Pensionskassa and
                                        Ap-fonden, sjatte fondstyrelsen.